UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2025

AVADEL PHARMACEUTICALS PLC

(Exact name of registrant as specified in its charter)

Ireland	001-37977	98-1341933
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10 Earlsfort Terrace Dublin 2, Ireland, D02 T380	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353 1 901 5201

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	AVDL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Transaction Agreement

On October 22, 2025, Avadel Pharmaceuticals plc, a public limited company incorporated under the laws of Ireland (the “Company”), entered into a Transaction Agreement (the “Transaction Agreement”) by and between the Company and Alkermes plc, a public limited company incorporated under the laws of Ireland (“Alkermes”). Under the terms of the Transaction Agreement, Alkermes will acquire the Company (the “Acquisition”) pursuant to a court-sanctioned scheme of arrangement under Chapter 1 of Part 9 of the Companies Act 2014 of Ireland (the “Scheme”), or under certain circumstances, subject to the terms of the Transaction Agreement, a takeover offer (as such term is defined in the Irish Takeover Rules) rather than the Scheme. As a result of the Scheme, the Company will become a wholly owned subsidiary of Alkermes.

At the effective time of the Scheme (the “Effective Time”), holders of the ordinary shares of the Company, nominal value $0.01 per share (the “Company Shares”), will be entitled to receive $18.50 in cash per Company Share (the “Cash Consideration”) and a non-transferable contingent value right entitling the holders to a potential additional cash payment of $1.50 per Company Share, contingent upon achievement of the specified milestones set forth in the CVR Agreement (as defined below) (such contingent value rights, the “CVRs” and, together with the Cash Consideration, the “Consideration”). The Acquisition has been recommended by the board of directors of the Company (the “Company Board”) and the board of directors of Alkermes.

The Transaction Agreement provides for the following treatment of the Company’s outstanding equity awards at the Effective Time (as defined in the Transaction Agreement):

•	each option to purchase Company Shares granted under any Company equity incentive plan, program or arrangement under which equity awards are outstanding (the “Company Share Plans”) (each, a “Company Option”) having an exercise price less than the Cash Consideration (each such option, a “Company Cash-Out Option”) that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled and converted into the right to receive (without interest), in consideration of the cancellation of such Company Cash-Out Option, (i) an amount in cash (less applicable tax and any other mandatory withholdings), equal to the product of (x) the total number of Company Shares subject to such Company Cash-Out Option immediately prior to the Effective Time multiplied by (y) the excess of the Cash Consideration over the applicable exercise price per Company Share under such Company Cash-Out Option and (ii) one CVR for each Company Share subject to such Company Cash-Out Option immediately prior to the Effective Time (without regard to vesting);

•	each Company Option that is not a Company Cash-Out Option and any Company Option with an exercise price equal to or greater than the Cash Consideration that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled for no consideration;

•	each award of restricted share units representing the right to receive one or more Company Shares or the cash value thereof upon vesting and settlement, whether granted pursuant to the Company Share Plans or otherwise (“Company RSU Awards”) that is outstanding will be cancelled and, in exchange therefor, the holder of such cancelled Company RSU Award will be entitled to receive (without interest), in consideration of the cancellation of such Company RSU Award, (i) an amount in cash (less applicable tax or any other mandatory withholdings) equal to the product of (x) the total number of Company Shares subject to such Company RSU Award immediately prior to the Effective Time multiplied by (y) the Cash Consideration and (ii) one (1) CVR for each Company Share subject to such Company RSU Award immediately prior to the Effective Time (without regard to vesting); and

•	each award of Company Shares subject to vesting restrictions or forfeiture back to Company (each, a “Company Restricted Stock Award”), whether granted pursuant to the Company Share Plans or otherwise that is outstanding immediately prior to the Effective Time will vest in full as of immediately prior to the Effective Time and will be treated in the same manner as all other Company Shares.

Conditions to Completion of the Acquisition

The Acquisition is subject to customary closing conditions, including, among other things (a) the approval by the Company shareholders of the Scheme, (b) the sanction by the Irish High Court of the Scheme and delivery of the court order to the Irish Registrar of Companies, and (c) the receipt of required antitrust clearances in the United States. The conditions to the implementation of the Scheme are set forth in full in Appendix III to the announcement (the “Rule 2.7 Announcement”) issued jointly by Alkermes and the Company pursuant to Rule 2.7 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2022 (the “Irish Takeover Rules”) on October 22, 2025 (the “Conditions Appendix”).

Representations and Warranties; Covenants

The Transaction Agreement contains customary representations, warranties and covenants by the Company and Alkermes. From the date of the Transaction Agreement until the earlier of the completion of the Acquisition and the termination of the Transaction Agreement, the Company has agreed to conduct its business in the ordinary course.

The Transaction Agreement also requires the Company not to, directly or indirectly, among other things, (i) initiate or solicit, or take any action to facilitate or knowingly encourage (including by way of furnishing information to any person in connection with) the submission or announcement of any Company Alternative Proposal (as defined in the Transaction Agreement) or any indication, proposal or inquiry that would reasonably be expected to lead to a Company Alternative Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its subsidiaries to, or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or assist, participate in, knowingly facilitate or knowingly encourage any effect by, any third party that would reasonably be expected to seek to make, or has made, a Company Alternative Proposal, (iii) effect a Company Board Change of Recommendation (as defined in the Transaction Agreement), (iv) take any action to make anti-takeover laws and regulations inapplicable to any third party or any Company Alternative Proposal, (v) waive, terminate, modify or fail to enforce any standstill or similar obligations of any person with respect to the Company or any of its subsidiaries or (vi) enter into any agreement that would reasonably be expected to lead to, a Company Alternative Proposal (other than entry into a Company Alternative Proposal NDA (as defined in the Transaction Agreement)).

The Transaction Agreement contains a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to furnish information to, or engage in negotiations or discussions with, third parties with respect to a Company Alternative Proposal if the Company complies with certain notice and other requirements (including affording Alkermes certain matching rights) and the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor(s)) that (x) such Company Alternative Proposal is a Company Superior Proposal (as defined in the Transaction Agreement) and (y) its failure to take such actions would be inconsistent with its fiduciary duties under applicable law. Subject to certain exceptions, the Transaction Agreement also requires the Company to hold an extraordinary general meeting of the Company shareholders and requires the Company Board to recommend approval of the Acquisition to the Company shareholders at such extraordinary general meeting.

Termination and Expense Reimbursement

The Transaction Agreement may be terminated and the transactions contemplated by the Transaction Agreement, including the Acquisition, may be abandoned at any time prior to the Effective Time by mutual written consent of Alkermes and the Company, subject to the consent of the Irish Takeover Panel. The Transaction Agreement also contains certain customary termination rights, including, among others and subject to certain conditions, the right of either party to terminate the Transaction Agreement if (i) the requisite Company shareholder approvals are not obtained at the Court Meeting (as defined in the Transaction Agreement) and/or at the extraordinary general meeting of the Company’s shareholders, (ii) the Scheme has not become effective by 5:00 p.m., New York City time, on the date that is 9 months following the date of the Transaction Agreement (which date is subject to automatic extension to the date that is 12 months following the date of the Transaction Agreement if regulatory approvals have not yet been obtained), (iii) the other party breaches or fails to perform in any material respect any of its covenants or other agreements or any of the other party’s representations or warranties are inaccurate, and such breach, failure to perform or inaccuracy would result in certain of the conditions set forth in the Conditions Appendix not being satisfied, subject to a cure period, (iv) there is in effect any applicable law or final and non-appealable order by any governmental entity of competent jurisdiction that permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Acquisition or (v) the High Court declines or refuses to sanction the Scheme, unless Alkermes and the Company agree in writing to appeal the decision of the High Court. the Company also has the right, prior to the receipt of the requisite the Company shareholder approvals, to terminate the Transaction Agreement to accept a Company Superior Proposal in certain circumstances, and Alkermes also has the right, prior to receipt of the requisite Company shareholder approvals, to terminate the Transaction Agreement if a Company Board Change of Recommendation occurs.

The Company has agreed to pay to Alkermes, in certain circumstances, an amount equal to the documented, specific and quantifiable third-party costs and expenses incurred, directly or indirectly, by Alkermes or its subsidiaries, or on their behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including third party costs and expenses incurred in connection with exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, the arrangement of financing and the engagement of third party representatives to assist in the process (together with any applicable Irrecoverable VAT (as defined in the Transaction Agreement) thereon). The maximum amount payable by the Company to Alkermes in such circumstances is an amount equal to one percent (1%) of the aggregate value of the total Cash Consideration payable in connection with the Acquisition.

The foregoing description of the terms of the Transaction Agreement and the Conditions Appendix are only summaries, and do not purport to be complete, and are subject to and qualified in their entirety by, the complete text of the Transaction Agreement and the Conditions Appendix, copies of which are filed herewith as Exhibit 2.1 and Exhibit 2.2, respectively, and incorporated herein by reference.

The foregoing description of the Transaction Agreement has been included to provide investors and stockholders with information regarding the terms of such agreements. The assertions embodied in the representations and warranties contained in the Transaction Agreement are qualified by information in confidential disclosure schedules delivered by the Company to Alkermes in connection with the signing of the Transaction Agreement. Moreover, certain representations and warranties in the Transaction Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the parties to the Transaction Agreement. Accordingly, the representations and warranties in the Transaction Agreement should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company at the time they were made and investors should consider the information in the Transaction Agreement in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). Information concerning the subject matter of the representations and warranties may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Contingent Value Rights Agreement

At or prior to the Effective Time, Alkermes and a duly qualified rights agent (the “Rights Agent”) will enter into a Contingent Value Rights Agreement, substantially in the form attached as Exhibit A to the Transaction Agreement (the “CVR Agreement”). Pursuant to the Transaction Agreement, Alkermes will issue CVRs entitling the holder to receive the Milestone Payment (as defined in the CVR Agreement) upon the achievement of the Milestone (as defined in the CVR Agreement) to the record holders of (i) outstanding the Company Shares, (ii) the Company Cash-Out Options and (iii) the Company RSU Awards.

Each CVR represents a non-transferrable contractual right to receive $1.50 per Company Share, settleable in cash, with settlement conditioned upon the occurrence of each of: (1) approval by the United States Food and Drug Administration (the “FDA”) of an application submitted to the FDA for the commercial marketing and sale of the CVR Product (in each case, as defined in the CVR Agreement) in the United States for the Indication (in each case, as defined in the CVR Agreement); provided, that, such approval shall be deemed achieved upon receipt of written notice from the FDA that the CVR Product has been approved for the Indication (as defined in the CVR Agreement) in the United States and which is not blocked by any third party orphan-drug exclusivity, regardless of whether any risk evaluation and mitigation strategies, or other conditions are imposed by the FDA, provided that such approval permits commercial marketing and sale of the CVR Product for the Indication in the United States; and (2) the dismissal of the Claims (as defined in the CVR Agreement) with prejudice by the United States District Court for the District of Delaware pursuant to the Settlement and License Agreement, by and between Jazz Pharmaceuticals, Inc. and Jazz Pharmaceuticals Ireland Limited, on the one hand, and Avadel CNS Pharmaceuticals and Flamel Ireland Limited, on the other hand, dated October 21, 2025 (together (1) and (2), the “Milestone”) prior to December 31, 2028 (the “Milestone Expiration”). If the FDA has issued one or more orders that impose a clinical hold on the investigation of the CVR Product for the Indication, the Milestone shall not be deemed achieved unless or until no such order is in effect.

The CVR will be subject to the terms and subject to the conditions set forth in the CVR Agreement.

The CVRs are contractual rights only and not transferable except under certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Alkermes, the Company or any of their affiliates.

Any potential payout of the CVR is subject to various risks and uncertainties related to the development of LUMRYZ and FDA clearances as more fully described in the Company’s periodic reports filed with the SEC.

There can be no assurance that the Milestone will be achieved prior to expiration or termination of the CVR Agreement, or that any payment will be required with respect to the Milestone and CVR.

The foregoing description of the CVR Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the form of the CVR Agreement, a copy of which is attached as Exhibit A to the Transaction Agreement filed as Exhibit 2.1 herewith, and is incorporated into this Item 1.01 by reference.

Item 7.01.	Regulation FD Disclosure.

On October 22, 2025, the Company and Alkermes issued the Rule 2.7 Announcement pursuant to Rule 2.7 of the Irish Takeover Rules. The full text of the Rule 2.7 Announcement is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information in this Item 7.01, and in Exhibit 99.1 incorporated herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Exhibits

(d) Exhibits

2.1*	Transaction Agreement, dated as of October 22, 2025, by and between Alkermes plc and the Avadel Pharmaceuticals plc.*
2.2	Appendix III to the Rule 2.7 Announcement, dated as of October 22, 2025 (Conditions Appendix).
99.1	Rule 2.7 Announcement, dated as of October 22, 2025.
104	Cover page interactive data file (embedded within the Inline XBRL document).

* Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Responsibility Statement Required by the Takeover Rules

The directors of the Company accept responsibility for the information contained in this report. To the best of their knowledge and belief (having taken all reasonable care to ensure such is the case), the information contained in this report is in accordance with the facts and does not omit anything likely to affect the import of such information.

No Offer or Solicitation

This Current Report on Form 8-K is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

The Acquisition will be implemented by means of a Irish High Court-sanctioned scheme of arrangement on the terms provided for in the scheme document (or, if the transaction is implemented by way of a takeover offer, the takeover offer document), which will contain the full terms and conditions of the Acquisition, including details of how the Company’s shareholders may vote in respect of the acquisition. Any decision in respect of, or other response to, the acquisition, should be made only on the basis of the information contained in the scheme document (or if the transaction is implemented by way of a takeover offer, the takeover offer document).

Note Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “see,” “continue,” “could,” “can,” “may,” “will,” “likely,” “depend,” “should,” “would,” “plan,” “predict,” “target,” and similar expressions, and may include references to assumptions and relate to the Company’s future prospects, developments and business strategies, and the acquisition. Such forward-looking statements include, but are not limited to, statements relating to the acquisition involving Alkermes and the Company, the Company’s current expectations and estimates about the expected effects and anticipated benefits of the acquisition, the date of closing of the acquisition, including the parties’ ability to satisfy the conditions to the consummation of the acquisition and the other conditions set forth in the Transaction Agreement, and the Company’s business activities and strategies. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: (i) the ability of the parties to consummate the acquisition in a timely manner or at all; (ii) the satisfaction (or waiver) of conditions to the consummation of the acquisition, including with respect to the approval of the Company shareholders and required regulatory approvals; (iii) potential delays in consummating the acquisition; (iv) the ability of the Company to timely and successfully achieve the anticipated benefits of the acquisition; (v) the impact of health pandemics on the parties’ respective businesses and the actions the parties may take in response thereto; (vi) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Transaction Agreement; (vii) the effect of the announcement or pendency of the acquisition on the Company’s business relationships, operating results and business generally; (viii) costs related to the acquisition; (ix) and the outcome of any legal proceedings that may be instituted against the parties or any of their respective directors or officers related to the Transaction Agreement or the acquisition. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in the Company’s most recent filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequent reports on Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on the Company’s website at https://investors.avadel.com/sec-filings. The forward-looking statements set out in this report are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward- looking statements, except as required by law.

Disclosure Requirements of the Takeover Rules

Under Rule 8.3(a) of the Irish Takeover Rules, any person who is “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of the Company must make an “opening position disclosure” by no later than 3.30 p.m. (US Eastern Time) on the tenth “business day” following the commencement of the “offer period”. An “opening position disclosure” must contain, among other things, the details specified in Rule 8.6(a) of the Irish Takeover Rules, including details of the person’s “interests” and “short positions” in any “relevant securities” of the Company. Relevant persons who deal in any “relevant securities” of the Company prior to the deadline for making an “opening position disclosure” must instead make a dealing disclosure as described below.

Under Rule 8.3(b) of the Irish Takeover Rules, any person who is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of the Company must disclose all “dealings” in such “relevant securities” during the “offer period”. The disclosure of a “dealing” in “relevant securities” by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (US Eastern Time) on the business day following the date of the relevant “dealing”. A dealing disclosure must contain the details specified in Rule 8.6(b) of the Irish Takeover Rules, including details of the dealing concerned and of the person’s “interests” and “short positions” in any “relevant securities” of the Company.

All “dealings” in “relevant securities” of the Company by Alkermes, or by any party acting in concert with Alkermes, must also be disclosed by no later than 12 noon (US Eastern Time) on the “business day” following the date of the relevant “dealing”.

If two or more persons co-operate on the basis of an agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of the Company, they will be deemed to be a single person for the purpose of Rule 8.3(a) and (b) of the Irish Takeover Rules.

A disclosure table, giving details of the companies in whose “relevant securities” dealing disclosures should be made, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks in this section are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel's website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2025	AVADEL PHARMACEUTICALS PLC

	By:	/s/ Jerad G. Seurer
		Name:	Jerad G. Seurer
		Title:	General Counsel & Corporate Secretary